Exhibit 15.1

Letter from KPMG to the SEC

March 2, 2023

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for SAP SE (the “Company”) and, under the date of February 22, 2023, we reported on the consolidated financial statements of SAP SE as of and for the years ended December 31, 2022 and 2021, and the effectiveness of internal control over financial reporting as of December 31, 2022.

On February 23, 2022, we were notified that the Company’s Supervisory Board recommended the appointment of BDO AG Wirtschaftsprüfungsgesellschaft (“BDO”) to serve as the Company’s new principal accountant for the year ending December 31, 2023 and KPMG AG Wirtschaftsprüfungsgesellschaft (“KPMG”) has declined to stand for re-election upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2022, and the effectiveness of internal control over financial reporting as of December 31, 2022, and the issuance of our report thereon.

We have read the Company’s statements included under Item 16F of its Form 20-F to be filed on March 2, 2023, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that neither the Company nor anyone on its behalf consulted with BDO, the successor accountant, regarding any of the matters or events as defined in Item 16F(a)(2) of Form 20-F.

Very truly yours,

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Mannheim, Germany